Exhibit 99.1

Press Release

Liberty Global Reports First Quarter 2013 Results

6% Rebased Revenue Growth Driven by Strong Subscriber Volume
Completion of Virgin Media Transaction on Track for Q2

Englewood, Colorado - May 6, 2013: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the first quarter ended March 31, 2013 (“Q1 2013”). Highlights for Q1 2013 as compared to the same period for 2012 (“Q1 2012”) (unless noted) include:

•	Total RGUs[1] of 35.2 million, including organic RGU additions of 373,000 during Q1 2013

•	Revenue of $2.8 billion, representing rebased growth[2] of 6%

•	Operating Cash Flow (“OCF”)[3] of $1.3 billion, reflecting rebased growth of 4%

•	Operating income of $525 million, an increase of 6%

Liberty Global's President and CEO Mike Fries commented, “Our track record of strong operating and financial performance from 2012 continued into the first quarter of 2013. We delivered mid-single-digit rebased revenue and OCF growth of 6% and 4%, respectively, with both results comparing favorably to the prior year period. Fueled by the addition of 1.5 million RGUs and over 500,000 mobile subscriptions over the last twelve months, we posted our fifth consecutive quarter with rebased revenue growth of better than 5%, led by Belgium and Germany.”

“Innovation remains a core focus this year as we continue to invest in the development of new product offerings. We launched our Horizon TV platform in Switzerland in Q1, with Ireland and Germany to follow later this year. Through April, we had over 200,000 Horizon TV subscribers in the Netherlands and Switzerland. In addition, we have significantly increased our broadband speeds in markets like the Netherlands, where we have key bundles positioned with 100 Mbps and a top-tier bundle at 200 Mbps.”

“We remain on track to complete the acquisition of Virgin Media4 before the end of the second quarter. We recently received regulatory approval from the European Commission and both companies have scheduled their respective shareholder votes for early June to approve the transaction. With a combined customer base of 25 million and an aggregate reach of over 45 million homes passed, we are excited about our collective growth potential and we will remain focused on delivering superior value to customers and shareholders.”

“Year-to-date, we have been active in the capital markets, raising the necessary financing to fund the Virgin Media acquisition, as well as opportunistically refinancing roughly $5 billion of debt at the UPC Holding and Unitymedia KabelBW credit pools. Upon completion of the Virgin Media transaction, we expect to have more than sufficient liquidity to fulfill our $3.5 billion share buyback target over the ensuing two years.”

Subscriber Statistics

At March 31, 2013, our 19.7 million unique customers received 35.2 million total services, an increase of over 5% (inclusive of acquisitions) in our RGU base since March 31, 2012. On a product level, our RGU base consisted of 18.2 million video, 9.5 million broadband internet and 7.5 million telephony subscriptions at quarter-end. Bundling remains an important driver of our subscriber growth, particularly sales of our triple-play product offerings, as over 30% of our customer base, or approximately 6.2 million customers, subscribed to triple-play packages at March 31, 2013. In total, we finished the first quarter with aggregate bundled customers of 9.3 million (or 47% of our total customer base), which reflects an increase of over 920,000 (inclusive of acquisitions) over the last twelve months.

During Q1 2013, we added 373,000 RGUs as compared to 445,000 RGUs in Q1 2012. Geographically, our
RGU additions in Central and Eastern Europe (“CEE”) grew year-over-year by 30% to 70,000 and Latin
America5 increased by 88% to 63,000, while western Europe6 experienced a decline of 33% to 240,000. The lower comparative western European result was directly attributable to our German and Dutch businesses, as each had their best quarterly subscriber performance of 2012 in the first quarter. With respect to Germany, we added 169,000 RGUs during Q1 2013 as compared to the record 219,000 we achieved in Q1 2012. A portion of this lower result is due to a housing association contract that we lost in Germany in December 2011, as approximately 16,000 of the impacted RGUs were transferred to the new provider during the quarter.

With respect to our Dutch operation, we lost 3,000 RGUs in Q1 2013, as compared to a gain of 42,000 in Q1 2012. However, this result is consistent with our Dutch subscriber performance in both the third and fourth quarters of 2012, as the Dutch market remains very competitive. To that point and subsequent to quarter-end, we further strengthened our customer proposition in the Netherlands, as we introduced basic digital unencryption and launched new triple-play bundles that include increased broadband speeds with our primary bundle offering 100 Mbps along with the introduction of a 200 Mbps internet product in certain areas.

In terms of broadband internet, we added 233,000 RGUs during the quarter with key contributions from our German, Swiss, Belgian and Chilean operations. In particular, our 22,000 Swiss broadband internet additions in Q1 2013 resulted partly from the market-leading speeds included in our recently launched Horizon bundles. From a voice perspective, we added 231,000 telephony subscribers in Q1 2013, largely mirroring our broadband growth, as we upsell our single- and double-play customer base to triple-play services.

From a video standpoint, we lost 92,000 video subscribers during the quarter, broadly in line with the corresponding prior year period. Our Chilean, CEE and Belgian operations all improved their year-over-year video subscriber performance. A key development that has taken shape over the last six months is that we have introduced basic digital unencryption to promote the digitalization process and enhance our competitive position in a number of markets, including Switzerland, the Netherlands (as noted earlier), Austria, Romania, Czech Republic and in Germany's Unitymedia footprint. By unencrypting the digital signal, we are providing our customers with incremental value and an easy introduction to our basic digital video services.

We continue to promote Horizon TV in the Dutch market and we launched this platform in January 2013 in Switzerland. Currently we have over 200,000 Horizon TV subscribers with more than 145,000 in the Netherlands and over 55,000 in Switzerland. In addition, we launched our unique Horizon Online platform with 45 channels in Ireland in mid-April and have plans to launch the full Horizon TV platform this summer in the Irish market, followed by Germany later in the year.

Revenue

For the three months ended March 31, 2013, our consolidated revenue increased 9% or $231 million to $2.77 billion, as compared to $2.54 billion in the prior year period. Our organic growth, led by volume growth in broadband internet and mobile, fueled the majority of our year-over-year top-line expansion. In addition, we also benefitted from the positive contribution of acquisitions, principally OneLink in Puerto Rico, and to a lesser extent, foreign exchange (“FX”) movements. Adjusting for both the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 6% in Q1 2013, our best first quarter result in six years.

Our western European operations, which accounted for over 70% of our consolidated revenue in the quarter, achieved year-over-year rebased growth of 7%. This strong performance resulted largely from our Belgian and German operations, which delivered rebased growth of 12% and 10%, respectively. Our German result was particularly impressive given the fact that in the first quarter of 2013 we did not recognize revenue associated with public broadcaster carriage fees, which had contributed approximately $8 million of revenue in Q1 2012.

Furthermore, within western Europe, our businesses in Ireland and Switzerland generated rebased revenue growth of 9% and 5%, respectively, as each benefitted from more than 100,000 advanced service RGU additions7 during the last twelve months. Our Swiss operation continued to demonstrate strong quarterly top-line growth, supported not only by volume growth but also by a video price increase in the quarter. Turning to CEE, our cable business in this region, which represents approximately 10% of our consolidated revenue, posted 1% rebased revenue growth for the three months ended March 31, 2013. Finally, moving beyond Europe, our Chilean business, aided by the positive contribution from mobile services, delivered 8% rebased revenue growth in Q1 2013.

Operating Cash Flow

As compared to the corresponding prior year period, total OCF increased 6% to $1.27 billion for the three months ended March 31, 2013. Our reported increase in OCF was largely due to continued organic growth, while acquisitions and FX movements played a smaller role. After adjusting for both acquisitions and FX, our year-over-year rebased OCF growth was 4%, with our Chilean, western European and CEE operations reporting rebased OCF growth of 10%, 6% and 1%, respectively.

Our strong performance in western Europe was led by our operations in Ireland and Germany, which reported rebased OCF growth of 12% and 11%, respectively. With respect to our German business, it was our third consecutive quarter of double-digit rebased OCF growth, as we continue to generate strong revenue growth and streamline our cost structure in the region. In addition to our Irish and German businesses, our Belgian and Swiss operations generated rebased OCF growth of 4% in the quarter, while our Dutch operation reported flat rebased results, due largely to increased competition over the last three quarters. Within Europe, we also realized a $9 million year-over-year increase in costs in our central and other category resulting in part from our centralization and procurement initiatives.

Our consolidated OCF margin8 for Q1 2013 was 45.9%, as compared to 47.1% for the corresponding prior year period. This 120 basis point decline was attributable in part to our Belgian operation, which experienced a 320 basis point decrease in year-over-year OCF margin to 46.2% in Q1 2013. This decrease was a result of higher handset and other subscriber acquisition costs associated with the rapid expansion of Telenet's mobile business. Excluding our Belgian operation, our remaining European distribution businesses posted a collective OCF margin of 51.4%, which was lower year-

over-year by 30 basis points, as both our Western European and CEE operations achieved relatively flat year-over-year OCF margins of 56.1% and 48.9%, respectively.

Operating Income

For the three months ended March 31, 2013, our reported operating income increased by 6% to $525 million as compared to $494 million for the three months ended March 31, 2012. The year-over-year improvement was driven by our 9% increase in revenue and lower selling, general and administrative expenses and depreciation and amortization, each of which are measured as a percentage of revenue. These factors were partially offset by higher operating expenses measured as a percentage of revenue and increased expenses relating to impairment, restructuring and other operating items.

Net Loss Attributable to LGI Stockholders

We reported a net loss attributable to LGI stockholders (“Net Loss”) of $1 million or nil per basic and diluted share for the three months ended March 31, 2013. This compares favorably to a Net Loss of $25 million or $0.09 per basic and diluted share for the same period last year. The year-over-year improvement in our Net Loss resulted from, among other factors, positive changes in the fair value adjustments associated with our derivative instruments and increased operating income, partially offset by increased losses from foreign currency transactions and debt modification and extinguishment, as well as higher interest expense.

For the three months ended March 31, 2013 and 2012, our basic and diluted per share calculations utilized weighted average common shares of 257 million and 273 million, respectively. At April 30, 2013, we had 257 million shares outstanding. During the first quarter of 2013, we repurchased $169 million of our equity.

Property and Equipment Additions, Capital Expenditures and Free Cash Flow

Measured as a percentage of revenue, our property and equipment additions9 and capital expenditures10 declined for the three months ended March 31, 2013, as compared to the prior year period. We reported property and equipment additions of $536 million, which represented 19% of revenue for Q1 2013, as compared to $507 million or 20% of revenue for the corresponding prior year period. Our aggregate spend in the quarter was slightly weighted towards customer premises equipment, which accounted for 45% of our property and equipment additions as compared to 41% in Q1 2012. This was due in part to spend attributable to our Horizon TV roll-outs in the Netherlands and Switzerland.

We remain focused on optimizing working capital and improving our capital efficiency. To that point, we continue to increase our use of non-cash vendor financing and capital lease arrangements, which were $57 million higher in Q1 2013 as compared to Q1 2012. These arrangements contributed to a reduction in our capital expenditures in Q1 2013, as we reported capital expenditures of $504 million or 18% of revenue, compared to $521 million or 21% of revenue for the corresponding prior year period.

For the three months ended March 31, 2013, we reported Free Cash Flow (“FCF”) of $23 million and
Adjusted Free Cash Flow (“Adjusted FCF”)11, which excludes costs associated with our Chilean wireless project, of $68 million. This compares to FCF and Adjusted FCF of $242 million and $279 million, respectively, for the three months ended March 31, 2012. The lower FCF and Adjusted FCF in Q1 2013, as compared to the corresponding prior year period, was primarily attributable to a decrease of approximately
$200 million or 26% in cash provided by the operating activities of our continuing operations, even though our OCF was higher by $74 million. The decrease was due primarily to the expected reversal of favorable working capital movements during the fourth quarter of 2012 and, to a lesser extent, higher cash outflow in the quarter relating to cash paid for interest expense. Vendor financing and capital lease arrangements provided a $22 million net benefit to the year-over-year comparison of our FCF and Adjusted FCF. In this regard, the positive impacts of vendor financing and capital lease arrangements on capital expenditures, as noted above, more than offset a $35 million increase in cash payments on the vendor financing and capital lease obligations that we had entered into last year.

Leverage and Liquidity

At March 31, 2013, we had total debt    12 of $30.7 billion, including $3.6 billion relating to senior secured and senior notes (collectively, the “Lynx Bonds”) that were issued in February 2013 by certain of our subsidiaries in connection with the announced Virgin Media acquisition. We intend to push down the Lynx Bonds to the Virgin Media level upon completion of the acquisition. Excluding the impact of the Lynx Bonds, our aggregate debt was down $0.4 billion as compared to our debt at December 31, 2012, resulting primarily from the translation impact associated with a strengthening U.S. dollar.

Year-to-date, we have completed a number of opportunistic financing transactions at Unitymedia KabelBW and UPC Holding, our two primary credit pools. As a result of these transactions, we have refinanced total debt of approximately $5 billion at these two credit pools and in April, we raised incremental debt of approximately $450 million at Unitymedia KabelBW. Collectively, these transactions further extended our maturity schedule and lowered our consolidated borrowing rate. As of March 31, 2013 and adjusting for the aforementioned transactions that occurred subsequent to Q1, we estimate that approximately 90% of our total debt is due in 2017 and beyond, and that our fully-swapped borrowing cost13 is approximately 6.9%.

In addition, we have made an opportunistic and strategic investment in publicly-traded Ziggo N.V. (“Ziggo”), the largest cable operator in the Netherlands. We have purchased 36.4 million shares of Ziggo for approximately €926 million ($1,187 million) and as a result, we own approximately 18.2% of the company based on shares outstanding at March 31, 2013. Of the shares purchased, we bought 25.3 million shares in March 2013 (which were settled in April 2013), and the remaining 11.1 million shares were purchased near the end of April. We intend to fund a significant portion of the aggregate investment through a limited recourse margin loan.

In terms of our consolidated liquidity,14 we had reported cash and cash equivalents of $2.9 billion, including
$1.6 billion at the parent level,15 at March 31, 2013. Including $2.2 billion in aggregate borrowing capacity, as represented by the maximum undrawn commitments under each of our credit facilities,16 we had consolidated liquidity of approximately $5.1 billion at March 31, 2013. This liquidity amount excludes $3.5 billion of cash attributable to the net proceeds from the Lynx Bonds that is held as restricted cash on our balance sheet.

We ended Q1 2013 with reported gross and net leverage ratios17 of 6.0x and 4.8x, respectively. After excluding the $1.0 billion loan that is backed by the shares we hold in Sumitomo Corporation and the $3.6 billion of Lynx Bonds and related net proceeds in escrow accounts, our adjusted gross and net leverage ratios decline to 5.1x and 4.6x. These adjusted ratios are down modestly from our ratios at December 31,
2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our operating momentum and 2013 prospects, including our expectations for continued organic growth in subscribers, the penetration of our advanced services, and our ARPU per customer; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our assessment of the impacts of the unencryption of our basic digital channels; our insight and expectations regarding competitive and economic factors in our markets, statements regarding the acquisition of Virgin Media, including the anticipated consequences and benefits of the acquisition and the targeted quarter in which we expect to close the transaction, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connect 20 million customers subscribing to 35 million television, broadband internet and telephony services as of March 31, 2013.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_____________________________________

1 Please see page 19 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

2 For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012 and 2013, we have adjusted our historical revenue and OCF for the three months ended March 31, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in the respective 2012 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2013 results and (ii) reflect the translation of our rebased amounts for the 2012 period at the applicable average exchange rates that were used to translate our 2013 results. Please see page 11 for supplemental information.

3 Please see page 13 for our operating cash flow definition and the required reconciliation.

[4]
On February 5, 2013, Liberty Global and Virgin Media Inc. (“Virgin Media”) (NASDAQ: VMED; LSE: VMED) announced that they have entered into an agreement, subject to shareholder and regulatory approvals, pursuant to which Liberty Global will acquire Virgin Media in a stock and cash merger. Under the terms of the agreement, Virgin Media shareholders will receive $17.50 in cash, 0.2582 Liberty Global Series A shares and 0.1928 Liberty Global Series C shares for each Virgin Media share that they hold. Please see our press release dated February 5, 2013 for further details.

5 Latin America includes both our broadband communications operations in Chile and Puerto Rico.

6 References to western Europe include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium. References to our Western Europe reporting segment include the aforementioned countries, with the exception of Belgium.

7 Advanced service RGUs represent our services related to digital video, including digital cable and direct-to-home satellite, broadband internet and telephony.

8 OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[9]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

10 Capital expenditures refer to capital expenditures on a cash basis, as reported in our condensed consolidated statements of cash flows.

[11]
Free Cash Flow is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operation.  We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative. Please see page 15 for more information on FCF and Adjusted FCF and the required reconciliations.

[12]	Total debt includes capital lease obligations.

[13]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[14]
Liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations, excluding $740 million attributable to our Binan Facility.

[15]	Refers to cash at the parent and non-operating subsidiaries.

[16]
The $2.2 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations, excluding $740 million attributable to our Binan Facility. Upon completion of Q1 2013 compliance reporting, we would expect to be able to borrow approximately $1.4 billion of this aggregate borrowing capacity.

[17]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents and $3.5 billion of restricted cash in segregated escrow accounts related to the pending Virgin Media acquisition. For our adjusted ratios, the debt amount excludes the loan that is backed by the shares we hold in Sumitomo Corporation and the Lynx Bonds while the cash excludes the net proceeds from the Lynx Bonds that are held in escrow accounts.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December,
	2013	2012
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,906.8	$2,038.9
Trade receivables, net	893.4	1,031.0
Deferred income taxes	78.0	98.4
Other current assets	651.2	557.5
Total current assets	4,529.4	3,725.8

Restricted cash	3,556.4	1,516.7
Investments	1,807.1	950.1
Property and equipment, net	13,018.5	13,437.6
Goodwill	13,449.9	13,877.6
Intangible assets subject to amortization, net	2,397.8	2,581.3
Other assets, net	2,213.2	2,218.6

Total assets	$40,972.3	$38,307.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$578.9	$774.0
Deferred revenue and advance payments from subscribers and others	903.5	849.7
Current portion of debt and capital lease obligations	1,065.8	363.5
Derivative instruments	538.0	569.9
Accrued interest	324.7	351.8
Accrued programming	276.8	251.0
Other accrued and current liabilities	2,232.0	1,460.4
Total current liabilities	5,919.7	4,620.3

Long-term debt and capital lease obligations	29,600.1	27,161.0
Other long-term liabilities	3,883.8	4,441.3
Total liabilities	39,403.6	36,222.6

Commitments and contingencies

Equity:
Total LGI stockholders	1,597.5	2,210.0
Noncontrolling interests	(28.8)	(124.9)
Total equity	1,568.7	2,085.1

Total liabilities and equity	$40,972.3	$38,307.7

Liberty Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended March 31,
	2013	2012
	in millions, except per share amounts

Revenue	$2,767.7	$2,537.0

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	1,027.0	897.7
Selling, general and administrative (including stock-based compensation)	497.9	471.4
Depreciation and amortization	693.1	670.7
Impairment, restructuring and other operating items, net	24.3	2.9
	2,242.3	2,042.7
Operating income	525.4	494.3

Non-operating income (expense):
Interest expense	(470.1)	(418.1)
Interest and dividend income	13.9	19.0
Realized and unrealized gains (losses) on derivative instruments, net	195.8	(614.1)
Foreign currency transaction gains (losses), net	(134.9)	479.0
Realized and unrealized gains due to changes in fair values of certain investments, net	72.2	50.9
Losses on debt modification and extinguishment, net	(158.3)	(6.8)
Other expense, net	(1.6)	(0.3)
	(483.0)	(490.4)
Earnings from continuing operations before income taxes	42.4	3.9
Income tax expense	(20.5)	(33.1)
Earnings (loss) from continuing operations	21.9	(29.2)
Earnings from discontinued operation, net of taxes	—	38.1
Net earnings	21.9	8.9
Net earnings attributable to noncontrolling interests	(22.9)	(34.0)
Net loss attributable to LGI stockholders	$(1.0)	$(25.1)

Basic and diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$—	$(0.17)
Discontinued operation	—	0.08
	$—	$(0.09)
Continuing operations	2.6
Discontinued operation

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:	in millions
Net earnings	$21.9	$8.9
Earnings from discontinued operation	—	(38.1)
Earnings (loss) from continuing operations	21.9	(29.2)

Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	535.8	784.0
Net cash provided by operating activities of discontinued operation	—	51.0
Net cash provided by operating activities	557.7	805.8

Cash flows from investing activities:
Capital expenditures	(504.3)	(521.3)
Cash paid in connection with acquisitions, net of cash acquired	—	(32.3)
Other investing activities, net	5.9	12.2
Net cash used by investing activities of discontinued operation	—	(53.0)
Net cash used by investing activities	(498.4)	(594.4)

Cash flows from financing activities:
Decrease in restricted cash related to the LGI Telenet Tender	1,539.7	—
Borrowings of debt	1,103.9	1,054.6
Repayments and repurchases of debt and capital lease obligations	(1,019.9)	(1,106.4)
Shares acquired related to LGI Telenet Tender	(454.5)	—
Repurchase of LGI common stock	(185.5)	(230.5)
Payment of financing costs and debt premiums	(181.7)	(20.0)
Payment of net settled employee withholding taxes on stock incentive awards	(13.6)	(6.6)
Change in cash collateral	(0.2)	64.0
Other financing activities, net	42.7	0.2
Net cash provided (used) by financing activities	830.9	(244.7)

Effect of exchange rate changes on cash:
Continuing operations	(22.3)	42.5
Discontinued operation	—	2.0
Total	(22.3)	44.5

Net increase in cash and cash equivalents:
Continuing operations	867.9	11.2
Discontinued operation	—	—
Net increase in cash and cash equivalents	867.9	11.2

Cash and cash equivalents:
Beginning of period	2,038.9	1,651.2
End of period	2,906.8	1,662.4

Cash paid for interest:
Continuing operations	$467.6	$377.8
Discontinued operation	—	12.5
Total	$467.6	$390.3

Net cash paid (refunded) for taxes - continuing operations	$20.5	$(1.7)

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months ended March 31, 2013, as compared to the corresponding prior year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. All of our reportable segments also provide business-to-business services. At March 31, 2013, our operating segments in the UPC/Unity Division provided broadband communications services in 10 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH”. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC/Unity Division's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC/Unity Division. Telenet provides video, broadband internet and telephony services in Belgium. In Chile, the VTR Group includes VTR, which provides video, broadband internet and telephony services, and VTR Wireless, which provides mobile services through a combination of its own wireless network and certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services primarily in Europe and Latin America and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three months ended March 31, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in our rebased amounts for the three months ended March 31, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2013 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2013. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2012 include OneLink and five small entities. We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$618.2	$560.7	$57.5	10.3	9.5
The Netherlands	314.8	310.7	4.1	1.3	0.5
Switzerland	326.0	313.3	12.7	4.1	5.0
Other Western Europe	222.6	211.9	10.7	5.0	4.5
Total Western Europe	1,481.6	1,396.6	85.0	6.1	5.8
Central and Eastern Europe	287.8	280.9	6.9	2.5	0.9
Central and other	32.0	28.2	3.8	13.5	*
Total UPC/Unity Division	1,801.4	1,705.7	95.7	5.6	5.1
Telenet (Belgium)	536.2	477.5	58.7	12.3	11.5
VTR Group (Chile)	250.4	224.5	25.9	11.5	7.7
Corporate and other	199.3	151.4	47.9	31.6	*
Intersegment eliminations	(19.6)	(22.1)	2.5	11.3	*
Total	$2,767.7	$2,537.0	$230.7	9.1	5.8

Operating Cash Flow	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$360.0	$323.0	$37.0	11.5	10.8
The Netherlands	184.8	182.7	2.1	1.1	0.4
Switzerland	182.2	177.0	5.2	2.9	3.9
Other Western Europe	104.8	98.6	6.2	6.3	5.4
Total Western Europe	831.8	781.3	50.5	6.5	6.1
Central and Eastern Europe	140.6	137.6	3.0	2.2	0.6
Central and other	(45.6)	(37.1)	(8.5)	(22.9)	*
Total UPC/Unity Division	926.8	881.8	45.0	5.1	4.6
Telenet (Belgium)	247.5	235.8	11.7	5.0	4.3
VTR Group (Chile)	85.2	75.2	10.0	13.3	9.5
Corporate and other	10.1	2.8	7.3	N.M.	*
Total	$1,269.6	$1,195.6	$74.0	6.2	4.1

Total (excluding VTR Wireless)[1]					4.4

N.M. - Not Meaningful.

*- Omitted

_________________________________________

[1]	Represents our consolidated rebased growth rate, excluding the incremental OCF deficit of VTR Wireless.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2013	2012
	in millions
Total segment operating cash flow from continuing operations	$1,269.6	$1,195.6
Stock-based compensation expense	(26.8)	(27.7)
Depreciation and amortization	(693.1)	(670.7)
Impairment, restructuring and other operating items, net	(24.3)	(2.9)
Operating income	$525.4	$494.3

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table2 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2013:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[3]	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,148.2	$17.6	$1,165.8	$1,603.0
UPC Holding (excluding VTR Group)	12,524.4	31.1	12,555.5	50.1
Lynx I and II	3,580.5	—	3,580.5	—
Unitymedia KabelBW	6,752.1	904.2	7,656.3	33.9
Telenet	4,535.6	406.2	4,941.8	1,152.5
Liberty Puerto Rico	662.8	0.6	663.4	4.9
VTR Group[4]	101.8	0.5	102.3	33.9
Other operating subsidiaries	0.3	—	0.3	28.5
Total LGI	$29,305.7	$1,360.2	$30,665.9	2,906.8

Restricted cash in segregated escrow accounts for the Virgin Media acquisition				3,548.8

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2013	2012
	in millions, except % amounts
Customer premises equipment	$242.8	$207.4
Scalable infrastructure	75.4	79.4
Line extensions	67.4	64.6
Upgrade/rebuild	74.8	84.6
Support capital	70.6	70.2
Other, including Chellomedia	4.8	1.2
Property and equipment additions	535.8	507.4
Assets acquired under capital-related vendor financing arrangements	(76.1)	(24.7)
Assets acquired under capital leases	(18.3)	(12.7)
Changes in current liabilities related to capital expenditures	62.9	51.3
Total capital expenditures[5]	$504.3	$521.3

Property and equipment additions as % of revenue	19.4%	20.0%
Capital expenditures as % of revenue	18.2%	20.5%
_________________________________________

[2]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[3]	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

[4]	Of these amounts, VTR Wireless accounts for $102 million of the debt and $10 million of the cash of VTR Group.

[5]
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operation. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended March 31,
	2013	2012
	in millions
Net cash provided by operating activities of our continuing operations	$557.7	$754.8
Excess tax benefits from stock-based compensation[6]	1.3	0.5
Cash payments for direct acquisition costs[7]	8.5	12.9
Capital expenditures	(504.3)	(521.3)
Principal payments on vendor financing obligations	(37.0)	(2.0)
Principal payments on certain capital leases	(3.1)	(3.0)
FCF	$23.1	$241.9

FCF	$23.1	$241.9
FCF deficit of VTR Wireless	44.4	37.4
Adjusted FCF	$67.5	$279.3

ARPU per Customer Relationship

The following table provides ARPU per customer relationship8 for the indicated periods:

	Three months ended Mar. 31,			FX Neutral
	2013	2012	% Change	% Change[9]
UPC/Unity Division	€24.96	€23.76	5.1%	5.3%
Telenet	€47.40	€45.42	4.4%	4.4%
VTR	CLP 30,721	CLP 30,613	0.4%	0.4%
LGI Consolidated	$38.68	$36.36	6.4%	5.6%
________________________________

[6]
Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

[7]	Represents costs paid during the period to third parties directly related to acquisitions.

[8]
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the UPC/Unity Division and LGI Consolidated are not adjusted for currency impacts.

[9]
The FX neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2013, December 31, 2012 and March 31, 2012:

	March 31, 2013	December 31, 2012	March 31, 2012[10]	Q1’13 / Q4’12 (% Change)	Q1’13 / Q1’12 (% Change)
Total RGUs
Total Video RGUs	18,210,300	18,308,500	18,349,200	(0.5%)	(0.8%)
Total Broadband Internet RGUs	9,488,300	9,244,300	8,480,700	2.6%	11.9%
Total Telephony RGUs	7,513,300	7,281,700	6,546,500	3.2%	14.8%
Liberty Global Consolidated	35,211,900	34,834,500	33,376,400	1.1%	5.5%

Total Customers
UPC/Unity Division	16,198,400	16,250,300	16,174,600	(0.3%)	0.1%
Telenet	2,106,200	2,122,700	2,180,700	(0.8%)	(3.4%)
VTR	1,167,900	1,144,400	1,108,900	2.1%	5.3%
Other	273,200	270,800	122,700	0.9%	122.7%
Liberty Global Consolidated	19,745,700	19,788,200	19,586,900	(0.2%)	0.8%

Total Single-Play Customers	10,466,600	10,727,200	11,231,600	(2.4%)	(6.8%)
Total Double-Play Customers	3,092,000	3,075,700	2,920,700	0.5%	5.9%
Total Triple-Play Customers	6,187,100	5,985,300	5,434,600	3.4%	13.8%

% Double-Play Customers
UPC/Unity Division	13.2%	13.1%	12.7%	0.8%	3.9%
Telenet	30.4%	29.9%	28.3%	1.7%	7.4%
VTR	20.8%	20.7%	20.6%	0.5%	1.0%
Liberty Global Consolidated	15.7%	15.5%	14.9%	1.3%	5.4%

% Triple-Play Customers
UPC/Unity Division	29.0%	27.9%	25.2%	3.9%	15.1%
Telenet	41.7%	40.5%	37.0%	0.3%	12.7%
VTR	46.0%	46.1%	46.2%	(0.2%)	(0.4%)
Liberty Global Consolidated	31.3%	30.2%	27.7%	3.6%	13.0%

RGUs per Customer Relationship
UPC/Unity Division	1.71	1.69	1.63	1.2%	4.9%
Telenet	2.14	2.11	2.02	1.4%	5.9%
VTR	2.13	2.13	2.13	—%	—%
Liberty Global Consolidated	1.78	1.76	1.70	1.1%	4.7%

_________________________________________

10 The March 31, 2012 amounts do not include the impacts of the November 8, 2012 OneLink transaction in Puerto Rico.

	Consolidated Operating Data - March 31, 2013
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	12,582,500	12,174,800	7,059,300	11,309,600	4,489,400	2,177,800	—	—	6,667,200	12,174,800	2,319,100	12,174,800	2,323,300
The Netherlands(13)	2,828,100	2,814,900	1,699,100	3,682,600	607,600	1,089,300	—	—	1,696,900	2,827,600	1,036,200	2,824,800	949,500
Switzerland(13)	2,077,700	1,835,500	1,471,600	2,492,700	820,200	613,000	—	—	1,433,200	2,302,800	626,800	2,302,800	432,700
Austria	1,315,500	1,299,500	729,100	1,410,700	191,900	339,300	—	—	531,200	1,299,500	493,100	1,299,500	386,400
Ireland	863,000	742,100	540,300	1,012,600	59,900	338,400	—	43,900	442,200	742,100	315,700	723,900	254,700
Total Western Europe	19,666,800	18,866,800	11,499,400	19,908,200	6,169,000	4,557,800	—	43,900	10,770,700	19,346,800	4,790,900	19,325,800	4,346,600
Poland	2,672,200	2,544,400	1,466,100	2,654,900	494,400	797,400	—	—	1,291,800	2,544,400	874,800	2,534,800	488,300
Hungary	1,528,200	1,511,200	1,035,500	1,784,000	288,200	342,400	250,600	—	881,200	1,511,200	493,600	1,513,600	409,200
Romania	2,085,300	1,715,800	1,169,600	1,750,200	409,300	435,100	319,800	—	1,164,200	1,715,800	343,200	1,654,000	242,800
Czech Republic	1,346,800	1,238,400	740,200	1,204,900	71,200	397,700	105,700	—	574,600	1,238,400	439,900	1,238,300	190,400
Slovakia	496,200	465,800	287,600	429,000	77,700	126,300	56,600	700	261,300	434,900	106,300	433,200	61,400
Total CEE	8,128,700	7,475,600	4,699,000	7,823,000	1,340,800	2,098,900	732,700	700	4,173,100	7,444,700	2,257,800	7,373,900	1,392,100
Total UPC/Unity.	27,795,500	26,342,400	16,198,400	27,731,200	7,509,800	6,656,700	732,700	44,600	14,943,800	26,791,500	7,048,700	26,699,700	5,738,700

Telenet (Belgium)(14)	2,875,100	2,875,100	2,106,200	4,503,100	673,100	1,433,100	—	—	2,106,200	2,875,100	1,409,200	2,875,100	987,700
VTR (Chile)	2,867,800	2,337,400	1,167,900	2,485,800	155,000	799,900	—	—	954,900	2,337,400	846,500	2,329,400	684,400
Puerto Rico	703,000	703,000	273,200	491,800	—	205,400	—	—	205,400	703,000	183,900	703,000	102,500

Grand Total	34,241,400	32,257,900	19,745,700	35,211,900	8,337,900	9,095,100	732,700	44,600	18,210,300	32,707,000	9,488,300	32,607,200	7,513,300

	Subscriber Variance Table - March 31, 2013 vs December 31, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	14,600	12,400	10,200	168,900	(14,200)	(8,100)	—	—	(22,300)	12,400	99,900	12,400	91,300
The Netherlands(13)	2,900	4,100	(32,700)	(2,900)	(44,000)	11,300	—	—	(32,700)	4,100	10,800	4,100	19,000
Switzerland(13)	3,000	10,100	(14,000)	28,300	(22,300)	7,000	—	—	(15,300)	10,800	32,300	(21,100)	11,300
Austria	2,100	2,100	(3,900)	2,700	(7,500)	3,400	—	—	(4,100)	2,200	2,400	34,100	4,400
Ireland	100	4,900	1,500	23,800	(3,100)	600	—	(1,700)	(4,200)	4,900	11,400	8,900	16,600
Total Western Europe	22,700	33,600	(38,900)	220,800	(91,100)	14,200	—	(1,700)	(78,600)	34,400	156,800	38,400	142,600
Poland	4,300	6,800	(5,900)	38,900	(51,600)	41,100	—	—	(10,500)	6,800	20,100	7,200	29,300
Hungary	2,500	2,900	5,900	23,700	(18,700)	15,300	7,700	—	4,300	2,900	7,000	2,900	12,400
Romania	2,500	7,800	(8,000)	16,300	(19,400)	11,500	100	—	(7,800)	7,800	10,200	7,800	13,900
Czech Republic	1,600	1,500	(5,100)	(12,400)	(4,900)	(8,300)	3,500	—	(9,700)	1,500	—	4,100	(2,700)
Slovakia	700	1,000	100	3,400	(6,400)	3,200	2,300	(400)	(1,300)	1,300	2,500	1,400	2,200
Total CEE	11,600	20,000	(13,000)	69,900	(101,000)	62,800	13,600	(400)	(25,000)	20,300	39,800	23,400	55,100
Total UPC/Unity	34,300	53,600	(51,900)	290,700	(192,100)	77,000	13,600	(2,100)	(103,600)	54,700	196,600	61,800	197,700

Telenet (Belgium)(14)	6,300	6,300	(16,500)	24,000	123,900	(140,400)	—	—	(16,500)	6,300	21,500	6,300	19,000
VTR (Chile)	6,700	7,000	23,500	50,100	(8,200)	30,600	—	—	22,400	7,000	21,000	7,300	6,700
Puerto Rico	600	600	2,400	12,600	—	(500)	—	—	(500)	600	4,900	600	8,200
Grand Total	47,900	67,500	(42,500)	377,400	(76,400)	(33,300)	13,600	(2,100)	(98,200)	68,600	244,000	76,000	231,600

ORGANIC CHANGE SUMMARY:
UPC/Unity (excl. Germany)	18,900	39,700	(61,200)	112,100	(177,900)	86,400	13,600	(2,100)	(80,000)	40,800	86,000	47,900	106,100
Germany	14,600	12,400	10,200	168,900	(14,200)	(8,100)	—	—	(22,300)	12,400	99,900	12,400	91,300
Total UPC/Unity	33,500	52,100	(51,000)	281,000	(192,100)	78,300	13,600	(2,100)	(102,300)	53,200	185,900	60,300	197,400
Telenet (Belgium)	6,300	6,300	(11,400)	29,100	(44,700)	33,300	—	—	(11,400)	6,300	21,500	6,300	19,000
VTR (Chile)	6,700	7,000	23,500	50,100	(8,200)	30,600	—	—	22,400	7,000	21,000	7,300	6,700
Puerto Rico	600	600	2,400	12,600	—	(500)	—	—	(500)	600	4,900	600	8,200
Total Organic Change	47,100	66,000	(36,500)	372,800	(245,000)	141,700	13,600	(2,100)	(91,800)	67,100	233,300	74,500	231,300

Q1 2013 ADJUSTMENTS:
Poland adjustments	800	1,500	—	—	—	—	—	—	—	1,500	—	1,500	—
Belgium adjustments(14)	—	—	(5,100)	(5,100)	168,600	(173,700)	—	—	(5,100)	—	—	—	—
Switzerland adjustments	—	—	(1,300)	9,500	—	(1,300)	—	—	(1,300)	—	10,800	(31,900)	—
Austria adjustments	—	—	400	200	—	—	—	—	—	—	(100)	31,900	300
Net Adjustments	800	1,500	(6,000)	4,600	168,600	(175,000)	—	—	(6,400)	1,500	10,700	1,500	300
Net Adds (Reductions)	47,900	67,500	(42,500)	377,400	(76,400)	(33,300)	13,600	(2,100)	(98,200)	68,600	244,000	76,000	231,600

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2013 RGU counts exclude 625,000, 152,800, 47,500, 27,600, 4,100 and 3,300 postpaid subscriber identification module (“SIM”) cards in service in Belgium, Germany, Chile, Poland, Hungary and the Netherlands, respectively, and 93,100 prepaid SIM cards in service in Chile.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 382,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 80,300 digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 17,200 subscribers who have requested and received a modem that enables receipt of this 2 Mbps internet service. In certain portions of our German market, we offer a 128 Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 6,600 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128 Kbps wholesale internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 57,800 subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At March 31, 2013, Switzerland's partner networks account for 127,400 Customer Relationships, 244,700 RGUs, 92,700 Digital Cable Subscribers, 467,300 Internet and Telephony Homes Serviceable, 88,000 Internet Subscribers, and 64,000 Telephony Subscribers. In addition, partner networks account for 438,700 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2013 subscriber table.

(14)
Effective January 1, 2013, we reclassified 173,300 Digital Cable Subscribers in Belgium to Analog Cable Subscribers to reflect a change in our definition of Basic Digital Cable Subscribers to include all Subscribers who access our basic digital television channels without subscribing to services that would require the payment of recurring monthly fees in addition to the basic analog service fee.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.